Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
Keros Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	457(o) and 457(r)	-	-	$250,000,000	0.00011020	$27,550	-	-	-	-
Fees Previously Paid	-	-	-	-	-	-		-
Carry Forward Securities
Carry Forward Securities	-	-	-	-	-	-	-	-	-	-	-	-
	Total Offering Amounts					$250,000,000		$27,550
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$27,550
(1)Calculated in accordance with Rules 457(o) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rules 456(b) and 457(r) of the Securities Act, as amended, the registrant initially deferred payment of all of the registration fee for Registration Statement No. 333-255724 filed by the registrant on May 3, 2021.